Exhibit 10.90.5

GMAC
Commercial
Credit LLC

November 2001

Tarrant Apparel Group
Tag Mex, Inc.
Fashion Resource (TCL), Inc.
3151 East Washington Blvd.
Los Angeles, CA 90023

Ladies/Gentlemen:

Reference is made to the Revolving Credit, Factoring and Security Agreement between us dated as of January 21, 2000 (the “Agreement”). All capitalized terms not otherwise defined herein shall have such meaning as are ascribed to them under the Agreement.

You have advised us that you are in violation of certain provisions set forth in Section 7.5 of the Agreement in that you did not achieve the required levels of Tangible Net Worth as set forth in Section 7.5(a), meet the necessary Fixed Charged Coverage Ratio required under Section 7.5 (b), meet the necessary Interest Coverage Ratio required in Section 7.5 (c) nor meet the Total Leverage Ratio requirement set forth in Section 7.5(d) of the Agreement, and that you anticipate that you will continue to be in violation of these financial covenants through the fiscal period ending December 31, 2001. Your failure to achieve the required levels of financial performance for the sections referred to in the preceding section would constitute an Event of Default under the Agreement.

This letter shall serve to confirm that we hereby waive your failure to achieve the financial performance requirements of Sections 7.5 (a), (b), (c) and (d), for your fiscal periods through December 31, 2001 as an Event of Default, it being understood that such waiver is only with respect to the sections described above and is only applicable for such specific time period and should not be construed as a waiver of the requirements of any other section of the Agreement nor of those specific sections for any subsequent time period.

In part consideration of providing the waiver set forth above, you agree to pay us a covenant waiver fee of $25,000.00, which fee shall be an addition to any other fees, charges or interest payable by you to us under the Agreement, and payment of which fee may be effectuated by our charging your loan account with us.

As you know, as an accommodation to you, we provided you with a temporary discretionary overadvance in excess of the lending formulas under the Agreement and in excess of the Overadvance Limit of up to $10,000,000 from the 15th day of each month through the 5th Business Day of the following month (the “Monthly Overadvance”) at which time the outstanding amount of this temporary overadvance was to be paid in full each month. You have failed to pay the Monthly Overadvance, as you had agreed to, during the past three months, and there is presently outstanding a principal amount of $10,000,000 under the Monthly Overadvance. While we will not deem your previous failure to pay the Monthly Overadvance as an Event of Default under the Agreement, by this letter you hereby acknowledge that you are on notice and are in agreement, that the total $10,000,000 outstanding under the Monthly Overadvance shall be paid in full by you by no later than the 5th Business Day of February 2002 and that your failure to fully pay the Monthly Overadvance by that date shall be an Event of Default under the Agreement. Thereafter the Monthly Overadvance facility shall be discontinued and shall no longer be made available to you, unless we in our sole and absolute discretion agree in writing to restructure the credit facility with you, and as part of such restructuring this Monthly Overadvance is dealt with in a different manner, it being understood that there is no obligation or representation to you on our part to do so.

If foregoing correctly sets forth the agreement between us, please execute a copy of this letter in the space provided below and return the fully executed copy to our offices.

Very truly yours, GMAC Commercial Credit LLC

By:	[ILLEGIBLE]

Title:

READ AND AGREED TO:

TARRANT APPAREL GROUP

By:	/s/ Gerard Guez

Title:

TAG MEX, INC.

By:	/s/ Gerard Guez

Title:

FASHION RESOURCE (TCL), INC.

By:	/s/ Gerard Guez

Title: